Exhibit 10.4

THIS AGREEMENT is made the [●]          day of [●],                  2023

BETWEEN:

(1)	MING SHING GROUP HOLDINGS LIMITED, a company incorporated with limited liability in the Cayman Islands, having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (“Company”); and

(2)	LIN PIK CHUN (“Executive”).

(“Party” or “Parties” mean respectively a party, or parties, to this Agreement.)

OPERATIVE PROVISIONS

1.	Definitions

In this Agreement, the following words shall have the following meanings:

“Board” means the board of directors from time to time of the Company;

“CEO” means the Chief Executive Officer for the time being of the Company;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Group” means the Company and any of its associated companies from time to time;

“Termination Date” means the date upon which this Agreement terminates;

2.	Position, Probation and Term

2.1	The Executive will be employed by the Company in the position of Chief Financial Officer.

2.2	The Executive warrants and represents that he will not be in breach of any contract or other obligation to any third party binding upon him by reason of entering into this Agreement or performing any of his duties and obligations under it. The Executive further warrants and represents that he is not under any criminal indictment or charge. The Executive acknowledges that the Company has agreed to enter into this Agreement relying on these representations and warranties and any breach of the same will be treated as a material breach so as to justify the summary termination of the Executive’s employment without notice, save for any other remedy available other the applicable law

3.	Place of Work

3.1	The Executive’s primary place of work will be in Hong Kong. The Executive may be also required to work at other locations outside Hong Kong from time to time as directed by the Company, and he may be required to travel to other countries.

4.	Hours of Work

The Company’s normal business hours are 9:00am to 6:30pm Monday to Friday. The Company reserves the right to change the Executive’s working hours and its normal business hours as the needs of the business may require. The Executive may also be required to work outside normal business hours as reasonably directed by the Company or as may be necessary for the full and proper performance of his duties under this Agreement. No additional payment will be made for any overtime worked.

5.	Duties

5.1.	Scope The Executive will perform all duties assigned to him in his capacity as Chief Financial Officer of the Company in connection with the business of the Company including the specific duties set out in the Schedule hereto and any other duties or tasks assigned by the Company or the CEO from time to time.

5.2.	Reporting The Executive will report to the CEO and/or any other representative of the Group as directed by the CEO (“Representatives”), and keep him/them appraised of any information concerning the Company and provide any explanations, information and assistance regarding the business that he/they may from time to time require.

5.3.	Fiduciary Obligations and Conflict of Interest The Executive acknowledges that the employment relationship requires mutual trust and confidence between the Executive and the Company and agrees that he owes a fiduciary duty to the Company and is, amongst other things, obliged to:

5.3.1	act in good faith and fidelity to the Company including ensuring that there is no conflict between the personal interest of the Executive and his duties to the Company;

5.3.2	fully disclose and obtain prior written consent from the CEO and/or the Representatives to enter into any transaction or contract or commercial arrangement for profit where such a transaction or contract or arrangement is in direct or indirect conflict between the personal interest of the Executive and his duties to the Company;

5.4.	Receipt of Payments or Benefits in Kind The Executive undertakes not to accept any payment or other benefit in money or kind from any person or entity as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of the Company.

5.5.	Acknowledgement The Executive acknowledges that any breach of the requirements of this clause 5 may in the circumstances constitute a fundamental breach of the necessary trust and confidence required in an employment relationship so as to justify the summary termination of the Executive’s employment without notice.

6.	Remuneration, allowance and bonus

6.1	The Executive will be paid a basic salary (“Basic Salary”) at the rate of HK$30,000 per month. The Basic Salary shall be payable in twelve equal monthly instalments in arrears on the last working day of each month to the Executive’s nominated bank account.

6.2	The Executive’s salary may be reviewed by the Company on an annual basis. Any increase in salary is in the sole discretion of the Company.

6.3	The Executive shall be responsible for and shall indemnify the Company in respect of the payment of all salaries tax and any other form of taxation in respect of all payments payable to the Executive under this Agreement.

7.	Annual Leave

7.1	Subject to clause 8.4, in addition to the general public holidays (excluding Sundays), the Executive shall be entitled to fifteen 15 days paid annual leave for each calendar year, which will be the leave year.

7.2	Annual leave is to be taken at times mutually agreed in advance with the CEO and/or the Representatives.

7.3	Annual leave may not be carried forward from one leave year to the next for a period of more than thirty (30) days unless agreed in writing by the Company. No payment in lieu will be paid for annual leave not taken.

8.	Sick Leave

8.1	If the Executive is absent from work due to illness or injury, he shall:

a.	promptly notify the Company by telephone or by email of any absence through sickness; and

b.	if requested by the Company, provide the Company with a medical certificate to support his absence for any absence of three days or less; or

c.	provide the Company with a medical certificate for any consecutive period of absence of four days or more and with further medical certificates for each subsequent week of absence due to sickness.

8.2	The Executive is entitled to four (4) paid sickness days per month, irrespective whether consecutive or not. The maximum accumulation at any one time is sixty (60) paid sickness days.

9.	Term and termination

9.1	This agreement shall be effect upon the upon the effectives of the Company’s Registration Statement filed with the U.S. Securities and Exchange Commission and shall continue to be effect until or unless terminated by either Party by giving not less than three (3) months’ notice in writing or payment in lieu.

9.2	The Company may terminate the Executive’s employment immediately without notice or payment in lieu if:

a.	he wilfully disobeys a lawful and reasonable order;

b.	he misconducts himself such conduct being inconsistent with the due and faithful discharge of his duties;

c.	he commits a fraudulent or dishonest act;

d.	he is habitually neglectful in his duties; or

e.	on any other ground on which the Company would be entitled to terminate his employment without notice at common law.

9.3	Should the Company terminate the Executive’s employment, all of the Executive’s post termination obligations contained in this Agreement, in particular the confidentiality, non-solicitation and non-competition provisions in clauses 10 and 11, shall remain in full force and effect.

9.4	Upon termination of the Executive’s employment for any reason (or earlier if requested), the Executive shall forthwith return and deliver up to the Company all property (including but not limited to any documents, copy documents (in hard or soft copy), software, credit cards, keys and security passes, laptops, mobile phones or other telecommunication devices) belonging to the Group which are in his possession or control.

9.5	The Executive shall not at any time after the termination of his employment represent himself as shall being connected with the Group.

10.	Confidentiality

10.1	In the course of the Executive’s employment with the Company, he will receive and have access to information which is confidential to the Group and its clients. The Executive agrees and undertakes to maintain in strict confidence any and all information concerning the business and financing of the Group acquired during his employment with the Company, as well as confidential information of any other third parties to which he may have access.

10.2	During and for a period of two (2) years after the Executive’s employment with the Company, (except in the proper performance of his duties with the Company, as permitted by the Company or as required by law, or if the information lawfully comes into the public domain), the Executive will not use for his own account or divulge or disclose to any person, firm or company any trade secret, intellectual property or any other confidential information of or relating to the Group which he may receive or obtain as a result of or in connection with his employment by the Company. For the purposes of this Agreement, confidential information shall include but shall not be limited to all information not in the public domain concerning the business, products, customer and client lists and contact details, procedures, processes and management strategies know-how, technology, accounts, finances, business and marketing plans, contracts, suppliers and business affairs of the Group.

10.3	The Executive will at all times use his best endeavours to maintain the confidentiality of and to prevent the publication or disclosure of any and all information referred to in this clause 12, both during and for a period of two (2) years after the termination of his employment.

10.4	The confidential information specified in clause 12.2 produced or received by the Executive during his employment shall be the property of the Company and all such property and copies thereof shall be surrendered by him to the Company immediately upon the termination of his employment or at the request of the Company at any time during the course of his employment.

11.	Non-solicitation and non-competition

11.1	The Executive covenants with the Company that he shall not at any time during the continuance of this Agreement and for a further period of six (6) months following the Termination Date, either on his own behalf or for any other person directly or indirectly:

11.1.1	approach, canvass, solicit or otherwise endeavour to entice away from the Group the custom of any person who at any time during the twelve (12) months preceding the Termination Date has been a customer or supplier of the Group and during such period he shall not use his knowledge of or influence over any such customer or supplier to or for his own benefit or the benefit of any other person carrying on business in competition with the Company or otherwise use his knowledge of or influence over any such customer or supplier to the detriment of the Company;

11.1.2	solicit or entice or endeavour to solicit or entice away from the Group any person who at the date of termination is employed or engaged by the Group in a managerial, executive or sales capacity and with whom the Executive has had material dealings or was directly managed by or reported to the Executive within the period of twelve (12) months immediately prior to the date of termination;

11.2	The Executive acknowledges that the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Group with whom or on whose behalf the Executive has had business dealings and that, having regard to those interests, those restrictions do not work unreasonably upon him.

12.	Personal Data

12.1	Throughout the course of the Executive’s employment with the Company, personal data may be collected from him in relation to his employment for various human resource management purposes. These purposes include, but are not limited to: provision of benefits, compensation and payroll; facilitating performance reviews and appraisals; career development activities; completing tax returns and reviewing employment decisions.

12.2	The personal data collected by the Company may be transferred to any of the associated companies; its insurers and bankers; administrators or managers of any provident fund scheme; and other companies engaged in contractual activities on the Company’s behalf, to be used for the purposes mentioned above.

12.3	It is the Company’s policy to retain certain personal data of employees when they cease to be employed. Such data is required for residual employment-related activities including but not limited to the provision of a job reference; processing application’s for re-employment, matters relating to retirement benefits and allowing the Company to fulfil contractual or statutory obligations.

12.4	Under the Personal Data (Privacy) Ordinance, the Executive has a right to request access to, and correction of his personal data in relation to his employment. If the Executive wishes to exercise these rights, he should provide the Company with a completed data access request form.

12.5	The Executive shall notify the Company without delay of any changes in his personal data including any change of residential address.

13.	Variation of Terms

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties hereto.

14.	Severability and Accrued Rights

14.1	The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable by any court, such invalidity and/or unenforceability will not affect the remaining provisions in this Agreement which will remain valid and enforceable.

14.2	The expiration or termination of this Agreement howsoever arising shall not operate to affect such provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

15.	Notices

Notices may be given by either party by letter addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) the

Executive’s last known address and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted.

16.	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties and supersedes all other prior negotiations and agreements whether written or oral between the Executive and the Company relating to his employment by the Company.

17.	Independent legal advice

Both the Company and the Executive have been recommended to seek independent legal advice on this Agreement.

18.	Applicable Law

This Agreement is governed by and is to be construed in accordance with the laws of Hong Kong and the parties irrevocably agree to submit for all purposes relating to this Agreement to the non-exclusive jurisdiction of the Labour Tribunal and the courts of Hong Kong.

IN WITNESS whereof this Agreement has been entered into by the parties on the day and year first above written.

SIGNED by

For and on behalf of

MING SHING GROUP HOLDINGS LIMITED

SIGNED by

LIN PIK CHUN

THE SCHEDULE

EXECUTIVE DUTIES

●	In charge of full accounting and finance function

●	Ensure the Group is in full compliance with internal control requirements set out by PCAOB

●	Handle full spectrum of compliance in accordance with respective listing rules and regulations

●	Oversee day-to-day operations and drive performance of the business

●	Support the business and drive the Group’s upcoming strategy plans

●	Responsible for providing in-depth and insightful management reporting, financial and business analysis, market evaluation, investor reports, cash flow overview, strategic recommendations

●	As the project lead for investment, process automation, cost control etc